Exhibit (b)(1)

February 17, 2012

Salient Federal Solutions, Inc.
4000 Legato Road, Suite 600

Fairfax, VA 22033

Re:          Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of each of the parties set forth on Exhibit A attached hereto (the “Investors”), subject to the terms and conditions hereof, to purchase membership interests of Salient Solutions, LLC, a Delaware limited liability company (“Investor LLC”), and Investor LLC’s commitment, subject to the terms and conditions hereof, to purchase shares of Salient Solutions, Inc. (“Holdco”) and Holdco’s commitment, subject to the terms and conditions hereof, to purchase shares of Parent (as defined below).  It is contemplated that pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), to be dated on or about February 21, 2012, among Salient Federal Solutions, Inc., a Delaware corporation and direct subsidiary of Holdco (“Parent”), Atlas Merger Subsidiary, Inc., a Delaware corporation and direct subsidiary of Parent (“Merger Sub”) and ATS Corporation, a Delaware corporation (the “Company”), Parent shall acquire the Company through a cash tender offer for the shares of the Company (the “Tender Offer”) and/or the merger of Merger Sub with and into the Company (the “Merger”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.             Upon the terms and subject to the conditions set forth herein, the Investors hereby severally commit to purchase (or cause to be purchased), directly or indirectly, at or immediately prior to the earlier to occur of the Offer Closing or the Merger Closing, up to an aggregate of $17 million (the “Commitment”) of the membership interests of Investor LLC solely for the purpose of allowing Merger Sub to fund a portion of the amounts payable pursuant to Section 2.1(a) of the Merger Agreement, Section 4.2(a) of the Merger Agreement and to pay related fees and expenses of Investor LLC, Holdco, Parent and Merger Sub upon the consummation of the Merger (collectively, the “Payment Obligations”).  The Investors’ aggregate obligation to fund in connection with the Tender Offer and/or Merger shall in no event exceed the amount of the Commitment, and each Investor may effect the purchase of equity securities of Investor LLC directly or indirectly through one or more affiliated entities; provided, however, that nothing in this sentence shall relieve such Investor of its Commitment obligations hereunder except to the extent such Investor LLC equity securities are actually purchased by such affiliated entity.

2.             Immediately following the receipt of any funding of the Commitment contemplated by Section 1, Investor LLC shall purchase shares of common stock of Holdco with an aggregate purchase price equal to the amount of the funded Commitment received by Investor LLC, and immediately following the receipt of any funding of such amount from Investor LLC, Holdco shall purchase shares of common stock of Parent with an aggregate purchase price equal to the amount of the funded Commitment received by Holdco (collectively, the “Parent Commitment”).

3.             Concurrently with the execution and delivery of this letter agreement, the Investors are executing and delivering to the Company a limited guaranty (the “Limited Guaranty”) related to the payment of the Reverse Termination Payment.  The Company’s remedies (a) against the Guarantors (as defined in the Limited Guaranty) solely with respect to Retained Guaranty Claims (as defined in the Limited Guaranty), (b) against Parent and Merger Sub solely with respect to Retained Purchase Agreement Claims (as defined in the Limited Guaranty), and, in the case of Investor LLC, Holdco and Parent, Retained Equity Commitment Claims (as defined in the Limited Guaranty) and (c) against Parent (the “NDA Party”) solely with respect to Retained NDA Claims (as defined in the Limited Guaranty) shall be the sole and exclusive remedies available to the Company and its security holders and affiliates against any Guarantors or any Guarantor Affiliate (as defined in the Limited Guaranty) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby, whether or not Parent’s or Merger Sub’s breach is caused by any Investor’s breach of its obligations under this Agreement.  Except as contemplated by the last sentence of this Section 3 and Section 8, this Agreement is solely for the benefit of Investor LLC, Holdco and Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Investor LLC, Holdco and Parent.  Except as contemplated by the last sentence of this Section 3, this Agreement may only be enforced by Investor LLC, Holdco and Parent at the direction of the board of managers of Investor LLC in a manner agreed by the board of managers of Investor LLC.  Except as contemplated by the last sentence of this Section 3, in no event shall any of Investor LLC’s, Holdco’s or Parent’s creditors have any right to enforce this Agreement or to cause Investor LLC, Holdco or Parent to enforce this Agreement.  Except as contemplated by the last sentence of this Section 3, in the event any Person other than Investor LLC or Parent attempts to enforce this Agreement, each Investor shall have the right to terminate its obligations hereunder upon written notice to Investor LLC.  Notwithstanding the foregoing, (i) if the Company is entitled to seek specific performance pursuant to Section 11.9(b) of the Purchase Agreement against Parent and Merger Sub and (ii) Parent and Merger Sub either (x) agree in writing they are obligated to specifically perform their obligations under the Merger Agreement or (y) Parent and Merger Sub are required pursuant to an order of a court of competent jurisdiction to specifically perform such obligations pursuant to Section 11.9 of the Merger Agreement, then the Company shall have the right to cause Investor LLC, Holdco and Parent to enforce this Agreement on the terms and subject to the conditions hereof.

4.             The Investors’ and Investor LLC’s obligations under this letter agreement, including the obligations of the Investors to fund the Commitment and Investor LLC’s and Holdco’s obligation to fund the Parent Commitment, are subject to (a) the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company and there having been no amendment or modification to the Merger Agreement that has not been approved in writing by the Investors, (b) the satisfaction (or waiver that has been approved in writing by the Investors) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement and (c) the consummation and receipt of the Debt Financing prior to or simultaneously with such funding by the Investors, and (d) the substantially simultaneous consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Merger Closing.

5.             The obligations of the Investors to fund the Commitment, and Holdco’s and Parent’s obligations to fund the Parent Commitment, shall each automatically and immediately terminate upon the earliest to occur of (a) the Merger Closing, (b) the termination of the Merger Agreement in accordance with its terms, (c) the funding of the Commitment, (d) the Company or any of its security holders or representatives receiving payment from the Guarantors under the Limited Guaranty, or (e) the Company or any of its security holders or representatives asserting or filing, directly or indirectly, (i) any claim under or initiating a Proceeding with respect to the Limited Guaranty against any Guarantor or any Guarantor Affiliate or (ii) any other claim under or Proceeding against any Guarantor or any Guarantor Affiliate in connection with this Agreement, the Limited Guaranty, the Merger Agreement or any transaction contemplated hereby or thereby or otherwise relating thereto, other than Retained Claims expressly reserved against such Guarantor or Guarantor Affiliates in accordance with Section 1(f) of the

Limited Guaranty and as set forth in Section 3 of this Agreement, subject in each case to all of the terms, conditions and limitations herein and therein or (d) the occurrence of any event which, by the terms of the Limited Guaranty, is an event which terminates any Guarantor’s obligations or liabilities under the Limited Guaranty.

6.             The rights and obligations under this letter agreement may not be assigned by any party hereto without the prior written consent of each of the other parties, and any attempted assignment shall be null and void and of no force or effect.  This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.  This letter agreement and the agreements referred herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

7.             Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each of the Investors under this Agreement are solely contractual in nature.  Notwithstanding anything to the contrary contained in this Agreement, the liability of each Investor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage, and no Investor shall be liable for any amounts hereunder in excess of its Pro Rata Percentage of the Commitment or such lesser amount as may be required to be paid by the Investors.  The “Pro Rata Percentage” of each Investor is as set forth on Exhibit A.

8.             This letter agreement shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give any person or entity, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, any provision of this letter agreement; provided, however, that the Company has relied on this Agreement and, accordingly, is an express third-party beneficiary hereof and shall have the enforcement rights, in each case to the extent expressly set forth herein.

9.             This Agreement shall inure to the benefit of and be binding upon Investor LLC, Holdco, Parent and the Investors.  Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investors has obligations hereunder and that, notwithstanding that each of the Investors is a partnership, limited liability company or other limited liability entity, no Person has any remedy, recourse or right of recovery against, or contribution from any Investor Affiliate, through any Investor, Investor LLC, Parent or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Investor or Investor LLC, Holdco or Parent against any Investor or any Investor Affiliate, or otherwise, except for Investor LLC’s rights against the Investors under this Agreement.  For purposes of this Agreement, the term “Investor Affiliate” means (i) any Investor, (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of any Investor or (iii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates of any of the foregoing.

10.          Other than as required by law, each of the parties hereto agree that it will not, nor will it permit its advisors or affiliates to, disclose to any person or entity the contents of this letter agreement, other than to the Company and its advisors who are instructed to maintain the confidentiality of this letter agreement in accordance herewith.

11.          THIS LETTER AGREEMENT, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Any legal action or proceeding against, arising out of or relating to this letter agreement or the transactions contemplated hereby, including any legal action or proceeding against any Investor Affiliate, shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action or proceeding, such legal action or proceeding shall be brought solely and exclusively in the federal courts of the United States of America located in the State of Delaware; provided, further, that if (and only after) both the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action or proceeding, such legal action or proceeding shall be brought in the United States District Court for the Eastern District of Virginia. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts, in accordance with the foregoing order of priority, in respect of any legal action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any legal action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 11. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such legal action or proceeding in any such court. Nothing in this letter agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

12.          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING CONTEMPLATED BY SECTION 11 HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.          This letter agreement may be executed by facsimile or electronic copy and in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.          Investor LLC, Holdco and Parent jointly and severally agree to indemnify and to hold harmless each of the Investors and each of the Investor Affiliates (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this Agreement, the Limited Guaranty or the Merger Agreement, provided, however, that the foregoing will not apply to any losses of an Indemnified Person to the extent found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.  Investor LLC, Holdco and Parent further jointly and severally agree to pay or reimburse to any Indemnified Person upon demand any legal or other expenses incurred by the Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation).  The provisions of this Section 14 are independent of all other obligations of Investor LLC, Parent and Holdco hereunder and shall survive termination or expiration of the commitment embodied in this letter.  Investor LLC, Parent and Holdco agree that no Indemnified Person shall be required to (but at its sole election, may) seek indemnification from any other Person or Persons with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of the Investors and each Investor Affiliate to waive any right to contribution from any such Investor or Investor Affiliate; provided that the foregoing shall not be deemed to limit or waive any contractual rights that Investor LLC, Parent and Holdco may have against any Investor or Investor Affiliate.  EACH OF THE INDEMNIFYING PARTIES HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SPECIFIED IN THIS SECTION 14 SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INVESTORS OR ANY OTHER INDEMNIFIED PERSON.

15.          All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by telecopy or email, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day.  All notices, demands and other communications hereunder shall be delivered as set forth on Exhibit A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

* * * * * * *

If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

FRONTENAC IX PRIVATE CAPITAL LIMITED PARTNERSHIP

By:	Frontenac IX Partners, L.P.
Its:	General Partner

By:	Frontenac IX Partners GP, L.P.
Its:	General Partner

By:	Frontenac Company IX, L.L.C.
Its:	General Partner

By:	/s/ Walter Florence
Name:	Walter Florence
Its:

FRONTENAC IX PRIVATE CAPITAL A LIMITED PARTNERSHIP

By:	Frontenac IX Partners, L.P.
Its:	General Partner

By:	Frontenac IX Partners GP, L.P.
Its:	General Partner

By:	Frontenac Company IX, L.L.C.
Its:	General Partner

By:	/s/ Walter Florence
Name:	Walter Florence
Its:

FRONTENAC IX PRIVATE CAPITAL (CAYMAN) LIMITED PARTNERSHIP

By:	Frontenac IX Partners (Cayman) GP, LLC
Its:	General Partner

By:	Frontenac IX Partners, GP, L.P.
Its:	Sole Member

By:	Frontenac Company IX, L.L.C.
Its:	General Partner

By:	/s/ Walter Florence
Name:	Walter Florence
Its:

Signature Page to Equity Commitment Letter

Accepted and agreed as of February 17, 2012

SALIENT FEDERAL SOLUTIONS, INC.

By:	/s/ S. Bradford Antle
	Name:	S. Bradford Antle
	Title:	President and Chief Executive Officer

Signature Page to Equity Commitment Letter

EXHIBIT A

INVESTORS

Investor	Contact Information	Pro Rata Percentage
FRONTENAC IX PRIVATE CAPITAL LIMITED PARTNERSHIP	c/o Frontenac Company 135 South LaSalle Street Suite 3800 Chicago, Illinois 60603-4131 Attention: Walter Florence	93.51179%
FRONTENAC IX PRIVATE CAPITAL A LIMITED PARTNERSHIP	c/o Frontenac Company 135 South LaSalle Street Suite 3800 Chicago, Illinois 60603-4131 Attention: Walter Florence	1.88821%
FRONTENAC IX PRIVATE CAPITAL (CAYMAN) LIMITED PARTNERSHIP	c/o Frontenac Company 135 South LaSalle Street Suite 3800 Chicago, Illinois 60603-4131 Attention: Walter Florence	4.60000%